Exhibit 99.1

Carl M. Hennig, Inc.
Investment Securities • Main and Otter • P.O. Box 1069 • Oshkosh, WI 54903-1069 • 920-231-6630 • Fax 920-231-1883

March 27, 2009

To The Board of Directors of Bioanalytical Systems,

With the board of directors of Bioanalytical Systems receiving 38.57% to 47.19% of the votes cast at the annual meeting, it is more than apparent there is tremendous dissatisfaction amongst the shareholders with the direction of the company.

I hereby request one of the five seats, nominating David Omachinski (resume enclosed) as my representative to replace one of the current directors, as to be determined by the existing board by the next regularly scheduled board meeting, and that David Omachinski be seated at that meeting.

Respectfully Submitted

/s/ Thomas A. Harenburg

Thomas A. Harenburg

DAVID L. OMACHINSKI
1605 Maricopa Drive	C: 920-203-3285
Oshkosh, WI. 54904-8231	H: 920-233-2109
domachinski@new.rr.com

Summary

Senior executive with demonstrated success in managing companies to highly profitable, sustainable results, strategic planning, global sourcing and wholesale distribution, specialty retailing, brand management and financial oversight. Fourteen years' experience as independent and inside director for both public and privately owned companies.

Professional Experience

Executive Management Consultant	July 2005-Present
Provide executive management and financial consulting services.
•	Recently completed assignment as interim President of Chamco, Inc., a not for profit industrial development organization serving Oshkosh, Wisconsin and surrounding area.
•	Served as interim CEO in turnaround engagement. Successfully stabilized businessoperations and provided support for ultimate sale of company.
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Served as interim CEO of rapidly growing manufacturing company. Successfully implemented critical financial reporting and inventory management systems resulting in significantly higher gross profit margins and reduced inventory levels.

•	Provide merger, sale and acquisition support far businesses.

Oshkosh B'Gosh, Inc.	1993- 2005
A $400 million global designer, wholesale distributor and specialty retailer of children's apparel with 4.800 employees, Oshkosh B'Gosh. Inc. was sold to Carter's, Inc. in July, 2005.
President and Chief Operating Officer	2004-2005
Promoted in February, 2004 to lead all major business units (including wholesale distribution, specialty retail store chain, e-commerce, and sub-brand licensing operation with Target Stores), product sourcing, finance, accounting, human resources and IT.
•	Achieved highly successful national rollout of sub-brand licensing deal with Target Stores.
•	Improved wholesale business operating margin by over 40%.
•	Reorganized e-commerce business resulting in a turn around to profitable operating results.
•	Completed rollout of family lifestyle specialty store concept.
•	Successfully coordinated and completed (as directed by Company's controlling shareholders and Board of Directors) the sale of Company to Carter's in July, 2005.

Chief Operating Officer and Chief Financial Officer	May, 2002-February 2004
Promoted in May, 2002 to lead Company's retail business unit, along with global sourcing, distribution and logistics. Maintained oversight responsibilities (as CFO) for finance and accounting, human resources and IT
•	Completed successful strategic sourcing shift from Mexico and Central America to Asia.
•	Successfully developed and implemented comprehensive corporate governance structure in compliance with the Sarbanes-Oxley Act of 2002.

David L. Omachinski

Vice President-Finance, Treasurer and Chief Financial Officer	1993-2002
Recruited in December. 1993 to assume full responsibility for all Company finance and treasury functions, financial reporting, taxation, risk management, legal and general administration functions, and, as a member of the Company's executive committee, develop corporate strategy for lowering product sourcing costs and create a profitable and sustainable international business model.

•	Successfully developed and carried out 5 year plan to migrate all domestic manufacturing to offshore sources. Improved gross profit margin over 800 basis points.
•	Liquidated unprofitable European business unit and successfully converted to highly profitable licensed business.
•	Developed and implemented Economic Value Added (EVA) reporting system.
•	Successfully developed and carried out two corporate recapitalization strategies.
•	Implemented inventory management system reducing inventory levels by over 40%.
•	Oversight responsibility for all corporate M & A activity.

Schumaker, Romenesko & Associates, S.C.	1975-1993
(Merged into Virchow Krause & Company)
A Wisconsin based, full service, regional accounting firm (subsequent to 1993 merged into Virchow Krause & Company).
Executive Vice President and Chief Operating Officer	1992-1993
Promoted in 1992 to assume all responsibilities for day to day operation of the firm.
•	Successfully reorganized firm operations into industry specific teams.
•	Directed roll out of newly developed and enhanced business consulting services.
Partner in Charge of Oshkosh WI Office	1985-1992
Appointed Partner in Charge of firms' newly acquired office in Oshkosh. WI. Responsible for managing all client service and office operations.
•	Successfully integrated acquisition of CPA practice under firms' umbrella operations.
•	Increased client service fee base over 400%.
Audit Partner	1980-1985
Promoted to Partner in October, 1980.
•	Led firms' audit practice.
•	Led firms' professional staff recruiting program.
Audit Manager	1975-1980

Price Waterhouse & Company	1974-1975
Recruited as entry level staff accountant for this international CPA firms' Milwaukee, WI office.

Board Directorship Experience

Over the past fourteen years, have served as independent or inside director for a number of public companies, privately held companies and non-profit organizations including:

Anchor BanCorp Wisconsin, Inc. and its wholly-owned subsidiary
Anchor Bank, fsb	1999-present

David L. Omachinski

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Currently serving as "lead director" of board. Have served as chairman of bank's audit committee for past seven years. Qualified as an "audit committee financial expert" within the meaning of applicable rules of the SEC.

Oshkosh B'Gosh, Inc.	1994-2005
•	Served as member of board's executive committee for eleven years.

White Clover Dairy, Inc.	1994-2003, October 2005-February 2007

University of Wisconsin-Oshkosh Foundation	2003-present

•	Currently serve as Treasurer and Co-Chairman of University's $ 24 million capital campaign.

Chamco, Inc.	2002-present

•	Currently serve as Vice Chairman (Chairman Elect).

Education, Awards and Certifications

BBA -University of Wisconsin-Oshkosh, 1974
Recipient of 2000 Financial Executive of the Year Award-Institute of Management Accountants
Recipient of 2007 University of Wisconsin-Oshkosh Chancellor's Medallion Award

Certified Public Accountant